Western New England Bancorp, Inc. 8-K

Exhibit 99.1

For further information contact:

James C. Hagan, President and CEO

Guida R. Sajdak, Executive Vice President and CFO

Meghan Hibner, Vice President and Investor Relations Officer

413-568-1911

WESTERN NEW ENGLAND BANCORP, INC.

Announces Completion of 2017 Repurchase Plan

Westfield, Massachusetts, March 1, 2019: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced that the Company has completed its current stock repurchase program (the “2017 Plan”), which was announced on February 2, 2017 and commenced on March 13, 2017.

The Company repurchased a total of 3,047,000 shares, or approximately 10% of its outstanding common stock, in connection with the 2017 Plan. On January 29, 2019, the Company announced that the Board of Directors authorized a new stock repurchase program pursuant to which the Company may repurchase up to 2.8 million shares of its common stock, or approximately 10% of the Company’s outstanding shares, upon the completion of the 2017 Plan.

Any purchases under the Company's stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately-negotiated transactions. The timing and amount of any repurchase of shares will be determined by the Company's management, based on its evaluation of market conditions and other factors. The stock repurchase program may be suspended at any time or from time-to-time without prior notice.

“The Board considers stock repurchases an attractive investment opportunity and a good use of excess capital that demonstrates our commitment to enhance shareholder value,” said James Hagan, President and Chief Executive Officer.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 22 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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